Exhibit 10.61

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of January 1, 2022 (the “Effective Date”) and is entered into by and between Brian Murphy (the “Executive”) and NanoVibronix, Inc. (the “Company”). The Company and the Executive shall be referred to herein as the “Parties.”

RECITALS

WHEREAS, the Executive is presently serving as the Chief Executive Officer (“CEO”) of the Company;

WHEREAS, the Company and the Executive mutually desire to memorialize the terms and conditions under which the Executive will continue to serve as the CEO of the COMPANY;

WHEREAS, the Company hereby employs the Executive, and the Executive hereby accepts employment as the CEO of the Company for the period and subject to the terms and conditions contained in this Agreement; and

WHEREAS, the Company and the Executive are parties to a certain Stock Options Purchase Agreement that, among other things, affects the Parties’ existing and continued employment relationship and contains certain conditions and limitations on the Executive’s right to purchase a portion of the Company’s capital stock.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

A.	“Term” refers to the period during which the Executive is employed by the Company as the Company’s CEO under this Agreement.

B.	“Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

1

C.	“Cause,” as used herein in reference to termination of the Executive’s employment with the Company, shall mean the Executive’s (a) intentional and material dishonesty in the performance of the Executive’s duties for the Company, including any acts of theft, embezzlement, or fraud; (b) indictment or conviction of, or pleading nolo contendere or guilty to, a felony or a crime involving moral turpitude; (c) refusal to perform, or intentional disregard of, in any material respect, the Executive’s duties and responsibilities under this Agreement; and (d) incurable material breach of this Agreement or any other agreement to which the Executive and the Company are parties. In each such event listed above, if the circumstances are curable, the Company shall give the Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by the Executive within thirty (30) days after such notice.

D.	“Good Reason,” as used herein in reference to termination of the Executive’s employment with the Company, shall mean: (a) any material reduction, without the Executive’s consent, in the Executive’s duties or responsibilities; (b) a material breach by the Company of this Agreement or any other agreement to which the Executive and the Company are parties; (c) any material reduction in the Executive’s then current base salary plus target bonus opportunity compensation; or (d) any requirement that the Executive relocate or spend more than 50% of the next fiscal year in a location more than 50 miles from his current place of residence. In each such event listed above, the Executive shall give the Company written notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

E.	“Change in Control” shall mean: (a) any merger, acquisition or similar transaction or series of related transactions in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated; (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company; or (c) any reverse merger or acquisition in which the Company is the surviving entity but in which more than fifty percent (50%) of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger.

F.	“Restricted Period” means during the Executive’s employment with the Company and for a period of twelve (12) months immediately following the date of termination of Executive’s employment with the Company for any reason.

2

G.	“Competing Business” means any business, individual, partnership, firm, corporation or other entity that is competing with any aspect of the Company’s business.

H.	“Work Product” shall mean, collectively, all work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements thereto, that the Executive conceives, creates, develops, makes, reduces to practice, or fixes in a tangible medium of expression, either alone or with others.

ARTICLE II

SERVICES TO BE PROVIDED BY EXECUTIVE

A.	Position and Responsibilities. The Executive shall be employed and serve as the CEO of the Company (together with such other position or positions consistent with the Executive’s title as the Board of Directors (the “Board”) shall specify from time to time) and shall report directly to the Board. The Executive shall have such duties and responsibilities commensurate with such title, and as the Board may require of the Executive from time to time. The Executive also agrees to serve, if elected, as an officer or director of the Company or any other affiliate of the Company, in each such case at no compensation in addition to that provided for in this Agreement. The Company will use its best efforts to cause the Executive to be elected as a member of the Board as long as the Executive continues to serve as the CEO. Should the Executive’s employment terminate for any reason, the Executive shall resign as a member of the Board.

B.	Performance. The Executive shall devote, for the number of hours and during the times mutually agreed to by the parties, the Executive’s time, energy, skill and reasonable best efforts to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with Executive’s position as CEO.

C.	Compliance. In the performance of the Executive’s duties hereunder and as the CEO of the Company, the Executive agrees to act in accordance with high business and ethical standards at all times. The Executive shall comply with policies, codes of conduct, codes of ethics, written manuals and lawful directives of the Company and any of its affiliates. The Executive shall keep the Board promptly and fully informed of the Executive’s conduct in connection with the business affairs of the Company. The Executive shall report to the Board the Executive’s own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee, director, affiliate or contractor of the Company or other person performing services on behalf of or for the Company immediately upon becoming aware of it.

3

ARTICLE III

COMPENSATION FOR SERVICES

As compensation for all services the Executive will perform under this Agreement, the Company shall pay the Executive, and the Executive shall accept as full compensation, the following:

A.	Base Salary. The Company shall pay the Executive an annual salary of $300,000 (USD), less any applicable payroll deductions and tax withholdings (the “Base Salary”), for all services rendered by the Executive under this Agreement. The Company shall pay the Executive the Base Salary in accordance with standard payroll practices of the Company.

B.	Performance Bonus. During each year of the Term, the Executive shall be eligible to receive an annual bonus (“Performance Bonus”) of up to $100,000 (USD), less applicable payroll deductions and tax withholdings. The Performance Bonus shall be based on the extent to which the Executive has met performance criteria for the year, as determined in good faith by the Board or the Compensation Committee of the Board, and be paid within thirty (30) days of the Company’s issuance of its audited financial statements for that year on Form 10-K (in the calendar year following the calendar year to which the Performance Bonus relates).

C.	Stock Options. The Executive has received, and may be eligible to receive, certain grants of incentive stock options to purchase shares of common stock of the Company (the “Stock Options”) set forth separately in the certain Stock Options Purchase Agreement(s).

D.	Expenses. The Company agrees that, during the Executive’s employment, it will reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts. Reimbursements shall be in compliance with the Company’s expense reimbursement policies.

E.	Vacation. The Executive shall be eligible for four (4) weeks paid vacation in accordance with the Company’s policy in effect from time to time.

F.	Other Benefits. The Executive is entitled to participate in any group health insurance plan, 401(k) plan, disability plan, group life plan, and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time. Notwithstanding anything to the contrary contained herein, in the event that the Company does not have a group health plan on the Effective Date and the Executive (and his eligible dependents) elect to continue group health plan coverage under the Executive’s prior employer’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company agrees to pay or reimburse the Executive for 100% of the premiums due with respect to such COBRA coverage upon presentation by the Executive to the Company of a statement of premiums due with respect to such coverage, from the Effective Date until the earliest of: (i) the date the Executive and his eligible dependents are eligible for coverage under a group health plan of the Company; (ii) the end of the Term; or (iii) the date the Executive’s COBRA coverage terminates for any reason (other than non-payment of premiums).

4

G.	Code Section 409A.

1.	To the extent (a) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the termination of Executive’s employment with the Company or the Executive’s separation from service to the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”); (b) the Executive is deemed at the time of his termination/separation to be a “specified employee” under Section 409A of the Code; and (c) at the time of the Executive’s termination, the Company is publicly traded (as defined in Section 409A of the Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s termination/separation) shall not be made until the earlier of (1) the first day of the seventh month following the Executive’s termination/separation, or (2) the date of the Executive’s death following such termination/separation. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single lump sum or in installments) in the absence of this Article III shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon, at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the date of termination of the Executive’s employment with the Company or the Executive’s separation from service to the Company.

2.	To the extent any benefits provided under Article III above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

3.	In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §l.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §l.409A-2(b)(2)(iii).

4.	It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

5

ARTICLE IV

TERM & TERMINATION

A.	Term of Employment. The Term of the Executive’s employment under this Agreement shall continue in effect until the second anniversary of the Effective Date, unless earlier terminated by either party in accordance with this Article IV.

B.	Termination. Either Party may terminate the Executive’s employment with the Company at any time upon 90 days written notice to the other Party, with the date of termination of the Executive’s employment with the Company being the date provided in the notice of termination. Upon termination of the Executive’s employment, the Company shall pay the Executive: (i) any earned but unpaid Performance Bonus for the calendar year prior to the calendar year in which the Executive’s termination occurs, with payment of such Performance Bonus being due within the earlier of the time period specified in Article III, Section B or as specified in this Article IV, Section B; (ii) any accrued and unpaid vacation or similar pay to which the Executive is entitled as a matter of law or Company policy; and (iii) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”). The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the date of termination of the Executive’s employment. Except for the Accrued Obligations and any other payments owed pursuant to the applicable scenarios in Sections 1-3 below, upon termination of the Executive’s employment, the Company shall have no further liability or obligations to the Executive in connection with the Executive’s employment under this Agreement. The Executive’s termination of employment under this Agreement shall also constitute the Executive’s resignation as an officer or director of any affiliate or subsidiary of the Company, as applicable.

1.	Termination for Cause or Resignation Without Good Reason. In the event the Company terminates the Executive’s employment for Cause (defined below), or the Executive voluntarily resigns without Good Reason (defined below), the Company shall have no further liability or obligation to the Executive under this Agreement or in connection with the Executive’s employment hereunder, except for the Accrued Obligations. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the date of the Executive’s termination.

2.	Termination Without Cause or Resignation For Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, and subject to the Executive releasing the Company from claims by executing and timely returning a form provided by the Company, which form shall be irrevocable no later than sixty (60) days following the date of the Executive’s termination of employment, the Executive shall receive the following: (a) any Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the date of termination of the Executive’s employment with the Company; (b) severance pay in an amount equal to the Executive’s Base Salary for twelve (12) months (the “Severance Period”) plus the full amount of the Performance Bonus for the year in which the termination of the Executive occurs, payable either as a lump sum within the same time period as the Accrued Obligations or in equal installments in accordance with the Company’s standard payroll policies, with the first installment being paid no later than sixty (60) days following the Company’s first regular payment date following the date of the Executive’s termination, in which event such first payment shall include all installments that would otherwise already have been paid to the Executive during the period of up to sixty (60) days following the Executive’s termination had payments of the installments commenced immediately following the date of the Executive’s termination; (c) an additional lump sum payment equivalent to the Company’s portion of the premium payable under the Company’s health insurance benefits and sufficient to cover twelve (12) months of COBRA coverage for the Executive, such amount be paid on the Company’s first regular pay date no later than on the sixtieth (60th) day following the date of the Executive’s termination.

6

3.	Termination Following a Change In Control. In the event that, following a Change in Control, the Executive’s employment is terminated by the Company (or its successor) without Cause or by the Executive for Good Reason, subject to the Executive releasing the Company (or its successor) from claims by executing and timely returning a form provided by the Company (or its successor), which form shall be irrevocable no later than sixty (60) days following the date of termination of the Executive’s employment with the Company, the Executive shall receive: (a) any Accrued Obligations, payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following the date of termination of the Executive’s employment with the Company; (b) severance pay equal to the Executive’s Base Salary for the Severance Period plus the full amount of the Performance Bonus for the year in which the termination of the Executive’s employment occurs, payable as a lump sum within the same time period as the Accrued Obligations; and (c) an additional lump sum payment equivalent to the Company’s portion of the premium payable under the Company’s health insurance benefits and sufficient to cover twelve (12) months of COBRA coverage for the Executive, such amount be paid on the Company’s first regular pay date no later than on the sixtieth (60th) day following the date of termination of the Executive’s employment. In addition, in the event of termination of the Executive’s employment under this Section 3 of Article IV following a Change in Control: (d) all unvested stock options and restricted stock units granted by the Company to the Executive prior to the Change in Control, that have been assumed or substituted by the Company’s successor, shall become fully vested as of the date of termination of the Executive’s employment; and (e) the time period in which the Executive may exercise his vested stock options shall be extended to the earlier of (i) the original expiration date of a certain option grant, or (ii) twelve (12) months following the date of termination of the Executive’s employment.

C.	Survival. Upon termination or expiration of the Term of this Agreement, the Executive’s post-termination obligations shall continue as set forth in Article V below.

7

ARTICLE V

RESTRICTIVE COVENANTS

A.	Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants. For the purposes of this Article V, the term “Company” shall be read as broadly as possible to include, without limitation, any of its affiliates.

1.	No Unauthorized Use or Disclosure of Confidential Information. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (ii) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns the Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. Throughout the Executive’s employment with the Company and as reasonably necessary thereafter: (i) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies to protect the Confidential Information; and (ii) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

2.	Return of Property and Confidential Information. Upon termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

8

3.	Non-Competition. The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties under this Agreement (including, without limitation, services to subsidiaries or affiliates of the Company), the Executive shall not, directly or indirectly, individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, become employed by, control, manage, carry on, join, lend money for, operate, engage in, establish, perform services for, invest in, solicit investors for, consult for, do business with or otherwise engage in any business directly competing with the business of the Company. Notwithstanding the restrictions contained in this Section A-3 of Article V, the Executive may own an aggregate of not more than two percent (2%) of the outstanding stock of any class of any corporation engaged in a busines that directly competes with the business of the Company if such stock is listed on a national securities exchange in the United States (or a comparable exchange in a foreign jurisdiction) or regularly traded in the over-the-counter market by a member of a national securities exchange.

4.	Non-Solicitation. The Executive agrees that during the Restricted Period, other than in connection with Executive’s duties under this Agreement, the Executive shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

a.	Solicit business from, interfere with, induce, attempt to solicit business from, interfere with, induce or do business with any actual or prospective customer, client, supplier (including any content providers), manufacturer, vendor or licensor of the Company with whom the Company does or has done business;

b.	Attempt to influence, encourage, persuade or induce any actual or prospective customer, client, supplier (including any content providers), manufacturer, vendor or licensor of the Company with whom the Company does or did business to reduce the extent of its business dealings with the Company; or

c.	Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of the Executive or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the in the United States within the preceding twelve (12) months.

5.	Non-Disparagement. The Executive recognizes that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great costs, time and effort. Therefore, the Executive agrees that during his employment and after the termination of his employment, the Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees or agents.

9

B.	Tolling. If the Executive violates any of the restrictions contained in this Article V, the Restricted Period shall be suspended so as to not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

C.	Remedies. The Executive acknowledges that, in view of the nature of the Company’s business sand the Executive’s position with the Company, the restrictions contained in this Article V are reasonable and necessary to protect the Company’s legitimate business interests and that any violation thereof would result in irreparable injury to the Company. In the event of a breach by the Executive of Article V of this Agreement, the Company shall be entitled to a temporary restraining order and/or injunctive relief as appropriate to prevent the Execute from further breach. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article V but shall be in addition to any remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in such breach or threatened breach of this Agreement.

D.	Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article V. The Executive acknowledges that the geographic scope and duration of the covenants contained in this Article V are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.

E.	Reformation. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

F.	No Previous Restrictive Agreements. The Executive represents that, except as disclosed to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

10

ARTICLE VI

INTELLECTUAL PROPERTY

A.	Assignment of Work Product. During the Executive’s employment with the Company and for a period of twelve (12) months following termination of the Executive’s employment for any reason, the Executive agrees that the Executive shall promptly make full written disclosure to the Company of all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment with the Company. Executive hereby assigns and shall be deemed to have assigned to the Company or its designee, all of the Executive’s right, title, and interest in and to any and all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment the Company that: (a) relates in any manner to the previous, existing or contemplated business, work, or investigations of the Company; (b) is or was suggested by, has resulted or will result from, or has arisen or will arise out of any work that the Executive has done or may do for or on behalf of the Company; (c) has resulted or will result from or has arisen or will arise out of any materials or information that may have been disclosed or otherwise made available to the Executive as a result of duties assigned to the Executive by the Company; or (d) has been or will be otherwise made through the use of the Company’s time, information, facilities, or materials, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours. The Executive further acknowledges that all original works of authorship that have been or will be made or fixed in a tangible medium of expression by the Executive (solely or jointly with others) within the scope of the Executive’s employment with the Company that are protectable by copyright are “Works Made for Hire,” as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to the Executive as a result of the Company’s efforts to commercialize or market any such Work Product.

B.	Patent and Copyright Registrations. The Executive agrees to reasonably assist, at the Company’s expense, the Company or its designee(s) in securing the Company’s rights in any Work Product in any country, including (without limitation) by protecting the Company’s Confidential Information and data, executing any applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product. The Executive further agrees that, insofar it is within the Executive’s power to do so, the Executive’s obligation to execute or cause to be executed any such instrument or papers after the termination of this Agreement.

11

ARTICLE VII

MISCELLANEOUS PROVISIONS

A.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York. Venue of any litigation arising from this Agreement or any disputes relating to the Executive’s employment shall be in the United States District Court for the Southern District of New York, or a state district court of competent jurisdiction in New York, New York. The Executive and the Company hereby consent to, and agree not to challenge, personal or subject matter jurisdiction in the United States District Court for the Southern District of New York, or a state district court of competent jurisdiction in New York, New York, for any dispute relating to or arising out of this Agreement or the Executive’s employment with the Company.

B.	Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C.	Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

E.	Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of a Party to insist in any one or more instances upon the other Party’s performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition, but the obligations of either Party with respect thereto shall continue in full force and effect. The breach by one Party to this Agreement shall not preclude equitable relief or performance of the obligations in Article V.

F.	Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

G.	Beneficiaries and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors, estates and/or legal representatives. The Executive may not assign this Agreement to a third party without the prior written approval of the Company. If the Company undergoes a Change in Control, The Company may assign its rights, together with its obligations hereunder, to any affiliate, subsidiary, or successor of the Company. Notwithstanding any such assignment by the Company, the Executive shall be entitled to receive compensation as set forth in Section B.2. of Article IV hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

12

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

EXECUTIVE:

/s/ Brian Murphy
Brian Murphy

COMPANY:

NanoVibronix, Inc.

By:	/s/ Stephen Brown
Name:	Stephen Brown
Title:	Chief Financial Officer

13